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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

FORM 12b-25                                             SEC File Number 0-15399
                                                         CUSIP Number 261983100

                         NOTIFICATION OF LATE FILING
                                 (CHECK ONE):

/X/ Form 10-QSB

For Period Ended:

                                June 30, 1996
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I -- Registrant Information

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Full Name of Registrant

                                 Dreams, Inc.
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Former Name if Applicable

                           StratAmerica Corporation
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Address of Principal Executive Office (Street and Number)

                            42-620 Caroline Court
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City, State and Zip Code

                        Palm Desert, California 92211
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Part II -- Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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   /X/ (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

   /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.

   / / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

We are unable to file Form 10-QSB on or before the date it is required to be filed because of additional time requirements to close and consolidate the Company and its subsidiaries.

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Part IV -- Other Information

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(1) Name and telephone number of person to contact in regard to this notification

              J. Scott Hunter                (801)              532-3000
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                  (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 Dreams, Inc.

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date                                   By:         /s/ Dale E. Larsson
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                                                     Dale E. Larsson

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